Exhibit 10.36

SECOND MODIFICATION TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This Second Modification to Amended and Restated Loan and Security Agreement (the “Modification”) is entered into as of June 30, 2003, by and between Broadvision, Inc., a Delaware corporation (the “Borrower”) and Silicon Valley Bank, a California-chartered bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS.  Among other Indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2002 as amended by that certain Modification to Amended and Restated Loan and Security Agreement dated as of February 28, 2003 (as may be further amended from time to time, the “Loan Agreement”).  The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty-Five Million Dollars ($25,000,000), Capitalized terms used but not otherwise defined herein shall have the respective meanings accorded to them in the Loan Agreement; provided, that hereinafter all Indebtedness owing by Borrower to Bank under the Loan Agreement shall be referred to as the “Indebtedness.”

2.                                       DESCRIPTION OF COLLATERAL AND GUARANTIES.  Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement and herein.  Hereinafter, all documents securing repayment of the Indebtedness, together with all other documents evidencing or securing the Indebtedness, shall be referred to as the “Existing Loan Documents.”

3.                                       DESCRIPTION OF CHANGE IN TERMS OF EXISTING LOAN DOCUMENTS.

3.1                                 Cash Management Services Sublimit.  The first sentence of Section 2.1.2 of the Loan Agreement is amended to read in full as follows:

“Borrower may use up to the maximum amount from time to time available under the Committed Revolving Line (as adjusted from time to time pursuant to paragraph (a) of Section 2.1.1.) (the “Cash Management Services Sublimit”) for Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, automated clearing-house transactions, controlled disbursement accounts, business credit cards and check cashing services, all as identified in various cash management services agreements related to such services (“Cash Management Services”).

3.2                                 Interest on Revolving Advances.  Section 2.3(a) of the Loan Agreement is hereby amended to read in full as follows:

(a)  Revolving Advances shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate, and the Deferred Amount (if any) shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one-half percent (0.50%); provided, however, that if Borrower fails to maintain the following minimum revenues (on a rolling six-month basis) for the corresponding six-month periods, Revolving Advances shall accrue interest at the per annum rate of the Prime Rate plus three-quarters percent (0.75%) and the Deferred Amount, if any, shall accrue interest at the per annum rate of the Prime Rate plus one and one-quarter percent (1.25%):  (i) $48,000,000 for the six months ending June 30, 2003; (ii) $48,000,000 for the six months ending September 30, 2003; and (iii) $50,000,000 for every six-month period thereafter.  Term Loan #1 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate.  Term Loan #2 shall accrue interest on the aggregate principal balance thereof from time to time outstanding at a per annum rate equal to the Prime Rate plus one and one-quarter percent (1.25%).  After an Event of Default, Obligations shall accrue interest at a rate equal to three percent (3.00%) above the respective rates effective for such Obligations immediately before the Event of Default. The interest rate shall increase or decrease when the Prime Rate changes.  Interest is computed on a 360-day year for the actual number of days elapsed.

3.2                                 Reporting Requirements.  Section 6.2(c) of the Loan Agreement is hereby amended to read in full as follows:

(c)  Borrower will allow Bank to audit the Collateral at Borrower’s expense.  Such audits shall be conducted once every twelve months, commencing no later than July 31, 2003, unless an Event of Default has occurred and is continuing (in which case the foregoing limitation on frequency will not apply).

3.3                                 Deposits.  Section 6.6 of the Loan Agreement is hereby amended to read in full as follows:

6.6                                 Deposits.

Borrower will at all times, until all Obligations are paid in full, maintain in accounts with Bank and its Affiliates an amount equal to at least $40,000,000 of Borrower’s Unrestricted Cash, net of all borrowings under this Agreement.  In addition, Borrower will at all times maintain an operating account with Bank.

3.4                                 Financial Covenants.  Section 6.7(a) of the Loan Agreement is hereby amended to read in full as follows:

(a)  Until all Obligations are paid in full, Borrower will maintain the following minimum amounts on Borrower’s balance sheet as Unrestricted Cash, cash equivalents and long-term investments (exclusive of equities holdings), in each case net of all borrowings under this Agreement:  (i) $55,000,000 through September 30, 2003; (ii) $50,000,000 through December 31, 2003; and (iii) $45,000,000 thereafter.

3.5                                 Definitions.  The following definition in Section 13.1 of the Loan Agreement is hereby amended to read in full as follows:

“Committed Revolving Line” is $27,250,000.

3.6                                 Amended Exhibit C.  Exhibit C of the Loan Agreement is hereby amended to read in full as attached hereto as Attachment No. 1.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described in Section 3 hereof.

5.                                       NO DEFENSES OF BORROWER.  Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts of the Indebtedness.

6.                                       CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the Existing Loan Documents, Bank is relying upon Borrower’s representations, warranties and agreements, all as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Second Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect, and hereafter the Existing Loan Documents shall include the terms of this Second Modification as if set forth therein in full.  Bank’s agreement to modifications to the Existing Loan Documents pursuant to this Second Modification shall in no way obligate Bank to make any future modifications to the Existing Loan Documents.  Nothing in this Second Modification shall constitute a satisfaction of the Indebtedness or any portion thereof.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing, and no maker, endorser or guarantor will be released by virtue of this Second Modification.  The terms of this paragraph apply not only to this Second Modification, but also to all subsequent loan modification agreements.

7.                                       CONDITION PRECEDENT TO EFFECTIVENESS.  Before this Second Modification, and Bank’s and Borrower’s respective rights and obligations hereunder, shall be effective Borrower shall have paid to Bank a commitment fee of $2,500.00 and all Bank Expenses incurred by Bank in connection with its entering into this Second Modification.

IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute and deliver this Second Modification as of the date first set forth above.

BORROWER:		BANK:

BROADVISION, INC., a Delaware corporation		SILICON VALLEY BANK, a California-chartered bank

By:	/s/ William E. Meyer	By:	/s/ Arman Band
Name:	William E. Meyer	Name:	Arman Band
Title:	Chief Financial Officer	Title:	Vice President